MEMORANDUM OF UNDERSTANDING

(“MOU” or “AGREEMENT”)

 PARTIES: C3BULLION, INC.

8400 E. PRENTICE AVE, SUITE 1360

DENVER, CO 80111

and

C3 CAPITAL, Inc.

8400 E. PRENTICE AVE, SUITE 1360

DENVER, CO 80111

Represented by Mr. Christopher Werner

 AND

SOCIEDAD MINERA DEL PERU SAC (SOMINSAC)

MANUEL OLQUIN 511, SUITE 507

SURCO

LIMA PERU

Trinidad

Represented by Mr. Oliver Stark

(Collectively the “Party” or “Parties”)

 EFFECTIVE DATE: November 18, 2020

1.RECITALS

Whereas C3Bullion, Inc. (“C3B”) is a Colorado Corporation operating as an alternative capital provider for mining companies with a focus on acquiring interests in near−production mining of precious and base mineral properties mainly in the Americas. C3B will provide secured capital to junior miners to enter streaming and royalty opportunities to secure physical assets for the duration of the mine’s life (typically over 10 years).

Whereas, the Trinidad gold property (“Trinidad”) is located in the Region of La Libertad, Sanchez Carrión province, Sartimbamba district, Monserrate Parish, Quebrada Quilcha at 5 km between the communities of Conga and Santa Bárbara (Cota 2000 to 3800 m s n m Claim Trinidad) is located south of the Poderosa Mine and is located within the Belts Pataz Batholith Coastal Batholith Mesothermal Gold Belts.

Whereas the project overview for Trinidad is as follows:

-LOCATION 413 km from the coast-4 hours from Trujillo

-COMMUNITY No social problems

-HIGH GRADE High Au and Ag values

-ESTIMATED RESOURCES 2.0 Million ounces of gold

-DEPOSIT TYPE Mesothermal Veins Gold

-INFRASTRUCTURE LOW INVESTMENT Access road to the production site

-STATE LANDOWNER Superficial rights in process

-WATER Good water resources in the area

-ELECTRICITY There is power to the production site 2 Km

Whereas, the primary basis of this Agreement is for the Parties to determine a definitive purchase agreement with financing alternatives for Trinidad in which C3B can either directly provide the working capital needed to restart production at Trinidad, or indirectly through C3B’s network of financial funding institutions or affiliates (the “Transaction”).

Whereas, in order to formalize the above, the Parties may enter into negotiations with respect to the formation of a special purpose vehicle to secure financing for Trinidad and completion of the Transaction. The purpose of this Transaction is for working capital to restart production at Trinidad with an eventual line of credit to expand production through exploration initiatives.

Whereas, this MOU contemplates the Parties will ultimately execute additional documents, including a final agreement to more fully define their relationship. The negotiations will require the Parties to share certain confidential information, contacts, funding sources and other proprietary information in connection with the Transaction. Such information shall be protected as set forth herein.

NOW THEREFORE, the Parties agree as follows:

1.DEFINITIONS

“Confidential Information” means any information related to the Transaction or Negotiations whether in writing or not. This includes but is not limited to contacts, the identity of any sources of funding, and the parties’ business operations. Confidential Information does not include information that is already in the Party’s possession, (provided the source of the information was not prohibited from transmitting it to the Party,) which is or becomes publicly known.

“MOU” means this Memorandum of Understanding.

“Negotiations” means any discussions between the Parties or their representatives relating to the Transaction or Financing.

“Purchasing” means the proposed Financing and any necessary ancillary files necessary to close the Transaction.

“Senior Lender Note” means the current Senior Secured Note or Loan at Trinidad by the Senior Lender (TBD)

“Transaction” means the proposed financing arrangement.

1.AGREEMENT

A.  Exploratory Discussion

The Parties may enter into a purchase agreement or similar set of definitive documents to complete the Transaction.  The Agreement as outlined in this document is preliminary in discussion and scope and is not a final agreement.

B. Due Diligence Review

From the execution date below, the Parties will be entitled to evaluate and review (the “Due Diligence Review”) various opportunities each party brings forth.  In order for a full review to effectively take place, all rights, permits, contracts and interest, including past performance will be disclosed.  Full and unrestricted access will be given to any asset, allowing for physical inspection if necessary and to any record, document, other information, facility, person or other thing, which is reasonably considered necessary or desirable for the Due Diligence Review. It is understood certain material and information might not be readily accessible and certain conditions might have to be met by each Party in order to gain access to said material or information.

C. Exclusivity

During the formal Due Diligence Period (which will be a separate agreement where both Parties agree,) and thereafter if a mutual agreement of the Parties to move forward towards a Financing and Transaction (“Positive Notice”) is given, the Parties covenant they will not directly or indirectly (a) initiate or participate in discussions with any person or entity, (b) otherwise accept or solicit from, or make to any person or entity any proposals or offers, (c) deliver information to any person or entity, relating to or for purposes of evaluating or further a transaction with respect to or related in any way to the Transaction. For the time being there is no exclusivity connected with this Agreement.

1.Purchase Option and Financing Alternatives

C3B proposes a purchase price option of One Million United States dollars ($1,000,000) for one hundred percent (100%) of the equity interests of Trinidad (and all its adjacent mining interests in control or by control through related entities, affiliates or related parties, of Trinidad’s owner) per the schedule below.

a.Purchase Option Payment Schedule

(i)First $1,000,000 - $100,000 to be disbursed to Trinidad equity holders and the balance of $900,000 to be used exclusively as working capital to start production at Trinidad

(ii)Eight (8) equal quarterly payments of $125,000 to Trinidad stakeholders after production at Trinidad has successfully started. The successful start metrics of Trinidad production and operations (“Production Start”) to be defined by the Parties.

(iii)A NSR of two percent (2%) of the sale of ore from the Trinidad mine during its life (“Royalty Payment”).

b. Third-party Direct Financing:

C3B may introduce and provide a third-party to directly invest into Trinidad.  Under that scenario, C3B will be owed a cash payment of $50,000 for a successful financing in the minimum amount of $500,000. For any funding above $500,000, C3B will be owed a cash payment of five percent (5%) of the funding amount.

1.Definitive Agreement

If the Parties agree to move forward on a Transaction under this MOU, the Parties shall promptly and in good faith work to execute a definitive set of  Transaction agreements setting forth each Party’s respective rights and responsibilities, including exhibits, schedules, representations and warranties, indemnities, and terms and conditions as are customary in connection with business relationships of this type.

6.Confidentiality / Nondisclosure

The Parties hereby agree the Confidential Information provided pursuant to this MOU will be kept as such and shall remain the sole property of the Party providing such information. Such Confidential Information shall immediately be returned, and all copies destroyed or deleted from computer memory upon written request by a Party. The Parties will not disclose such information or cause it to be disclosed to any third party, provided, however, it may be disclosed to the parties’ directors, officers, employees, financing sources, attorneys, affiliates and representatives of advisors, in furtherance of the Project, provided the third party agrees in writing to be bound by the terms of this MOU. Each Party shall be responsible for enforcing the confidentiality of the information provided and agree to take such steps as is necessary to prevent any disclosure thereof by any of its members, officers, employees, heirs, assigns, affiliates, parents, subsidiaries, agents, or independent contractors, successors or assigns. Standards promulgated by the International Chamber of Commerce (“ICC”) regarding nondisclosure and non-circumvention shall apply to this Agreement, except to the extent that such provisions contradict a specific term in this MOU.  In such case, the terms of this MOU supersede. No third party may be used in an attempt to circumvent this MOU.

1.Non-circumvention

Each Party agrees not to transact business or attempt to transact business with any third-party whose identity or contact information is made known to another Party pursuant to this Agreement without the express written permission of such Party providing the information. The Parties further agree not to circumvent, avoid or bypass the other, directly or indirectly in anyway with regard to a transaction with a third-party that becomes known to a Party through Confidential Information. This non-circumvention shall include, but not be limited to, any transaction arising out of the Parties’ discussions pursuant to this MOU.

1.Term

This MOU shall remain in force for a period of two (2) years after the parties have concluded active discussions. It is understood and definitive Transaction agreements will supersede this MOU when executed. It is understood if for any reason the Parties do not agree to enter into the Transaction, a notice of cancelation will be executed.

1.Injunctive Relief

The Parties agree in the event of a breach of this MOU by the one of the Parties, or their sub party, this MOU would be irreparably and immediately harmed such that an award of monetary damages would be inadequate.  Thus, in addition to any claim for damages, and without prejudice to any rights and remedies available to the Parties at equity or law, the damaged Party shall be entitled to equitable relief in the form of a prohibitory injunction and/or specific performance of the Party’s obligations under this MOU. In the event of a breach of this MOU by a Party, the Parties agree the measure of actual damages shall not be less than the profits earned by such breaching Party in any transaction in violation of the terms of this MOU.

2.Equitable Relief and Remedies.

Any and all Confidential Information and/or Proprietary Technology is considered to include valuable trade secrets of the disclosing party. The receiving party acknowledges that, in the event of any breach of this Memorandum, the disclosing party will not have an adequate remedy in money or damages. The disclosing party will always be entitled in such event to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. The disclosing party’s right to obtain such relief will not limit its right to obtain other remedies. The receiving party agrees to and will be responsible and primarily liable for, and agree to and shall indemnify the disclosing party and its Affiliates from and against, any and all claims, demands, actions, losses, damages, liabilities, costs, expenses and disbursements incurred or sustained as a result of any breach by receiving party and/or receiving party’s Representatives or Affiliates of any of the provisions hereof (including, without limitation, any unauthorized use or disclosure of the Confidential Information by the receiving party or the receiving party’s Affiliates or Representatives, or otherwise resulting from the acts or omissions of the receiving party, or the acts or omissions of the receiving party’s Affiliates and Representatives).

In addition to all other rights and remedies which either party hereto may have hereunder, at law, in equity, by statute or otherwise, either party hereto will be entitled to recover attorneys’ fees and expenses and court costs in the event of any breach of this Memorandum by the other party.

3. Construction and Jurisdiction

This Agreement is construed in accordance with the laws of Colorado.  The parties agree any action to enforce the terms of this Agreement shall be brought in the appropriate court in Colorado.  The prevailing party in any action to enforce the terms of this MOU or breach thereof shall be entitled to an award of reasonable attorneys’ fees and costs.

4.Validity of Contract Provisions

The validity or unenforceability of any provision of this MOU shall not affect the validity or unenforceability of any other provision of this MOU.  This Agreement may be further amended only in a writing signed by the parties.

5.Waiver and Disclaimer

Any Party can waive a provision, condition, or covenant contained in this MOU inserted herein for the benefit of such Party making the waiver.  Any such waiver shall be in writing and delivered to the other Party.  No waiver by any Party of any covenant, condition, or breach hereunder shall be deemed a waiver of any subsequent covenant, condition or breach.

Except as may otherwise be set forth herein or in a signed, written agreement between Parties, the Parties make no representation or warranty as to accuracy, completeness, condition,

suitability, or performance of the Confidential Information, and the Parties will have no liability whatsoever to each other resulting from their use of the other party’s Confidential Information.

6. Waiver of Draughtsman’s Rule

The Parties acknowledge they have arrived at this MOU through arms-length negotiation, they have been represented by counsel, or have voluntarily, knowingly and freely waived such representation by counsel and each of them has participated in the preparation of this MOU. Therefore, the Parties hereby waive the protections of any law or statute which provides that in the case of uncertainty not removed by the laws relating to the interpretation of contracts, the language of a contract should be interpreted most strongly against the party who caused the uncertainty to exist, or any other similar law, statute or regulation.

7.Headings

The headings set forth herein are intended for convenience only and shall not be of any effect in construing the provisions of this MOU.

8. Counterparts

This MOU may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one and the same.

9. Facsimile and Notice

A signed facsimile or electronically signed counterpart of this MOU shall have the same force and effect as though it were the original Agreement.

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered personally to any officer of the party being notified; or (ii) on the third business day after being sent by registered or certified mail, postage prepaid, addressed as follows:

To C3 Capital and C3B:

Christopher Werner

P.O. Box 216, Kohler, WI 53044

Tel.: 920-207-0100

To SOMINSAC:

MANUEL OLQUIN 511, SUITE 507

SURCO

LIMA PERU

Trinidad

Oliver Stark, Representative

10.Return of Information.

Upon the earlier of a party’s request or termination of this Memorandum, the receiving party will promptly return or destroy all Confidential Information and related materials and discontinue all further use of the disclosing party’s Confidential Information and Proprietary Technology. Upon the party’s request, the other party will promptly certify that such action has been taken.

11.Required Legal Disclosure.

Notwithstanding the above, a receiving party may disclose Confidential Information and/or Proprietary Technology to the extent required by any applicable law, regulation or court; provided however, that the receiving party will notify the other party in writing promptly after becoming aware of its obligations to make such a disclosure and will permit the other party to seek to challenge or limit such required disclosure. Further, each party may disclose the existence of this Memorandum or Confidential Information of the other for the limited purpose of enforcing its rights under this Memorandum before a court of competent jurisdiction, provided that such disclosure will be accomplished in such a manner so as to protect the rights of the parties to this Agreement to the maximum extent reasonably possible.

12.Entire Agreement.

This Memorandum constitutes the complete, exclusive statement of the agreement between the Parties relating to the subject matter hereof, and all provisions, representations, discussions, and writings are merged in, and superseded by, this Memorandum. No modification, revision or addendum of any of the terms of the Memorandum shall be valid unless it is set out in writing and signed by an authorized representative of each party.

13.Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

14.Amendments and Waivers.

This Agreement may be amended only by a writing executed by the parties hereto and the observance of any term of this Agreement by a party hereto may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the other party hereto.  Any amendment or waiver affected in accordance with this paragraph shall be binding upon the Parties.

15. Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision, or such portion of such provision as may be necessary, shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be thereafter enforceable in accordance with its terms.

16. Attorney’s Fees; Reimbursement.

In the event of any claim, dispute, litigation, arbitration or action concerning or related to this Agreement, or any alleged breach of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded or awardable.

17. Further Assurances.

Each of the Parties hereto shall perform such further acts and execute such documents as may reasonably be required to effectuate the transactions contemplated hereby.

18. Mediation.

Any dispute concerning this Agreement or any attachment to this Agreement involving an amount estimated in good faith to be not more than $250,000 shall be settled in accordance with the following procedure (or any other dispute resolution procedure mutually acceptable to the Parties hereto):  The aggrieved party shall deliver written notice to the other party or parties against which the aggrieved party has a grievance, of (i) the existence of such grievance, (ii) any readily available evidence of the accuracy of such grievance and (iii) the desired redress.  The other party to the grievance shall have twenty (20) days from the receipt of such grievance to hand deliver to each other party or parties, a written response to the grievance.

All Parties shall then meet and confer within thirty (30) days of the delivery of the original grievance.  If the Parties cannot resolve such grievance at the required meeting and conference, then the aggrieved party may choose whatever alternative dispute resolution (“ADR”) procedure it desires, except that the following procedures shall control:

(a)A hearing shall be held by the arbiter, selected as set forth below, commencing no later than ten (10) days after selection of such arbiter;

(b) The arbiter shall be (i) agreed upon by the Parties within ten (10) days of selection of the ADR procedure, or (ii) in the event that the parties cannot so agree during such ten (10) day period, agreed upon within five (5) days after the conclusion of such period by representatives of the ADR procedure;

(c) At the hearing, the aggrieved party shall have not more than one hour to present its case.  Each other party shall then have not more than one hour to present its case, the aggrieved party shall then have one half of one hour to present any rebuttal, and each other party shall then have not more than one half of one hour to present any response.  The arbiter shall have the ability to award the arbiter's expense to the prevailing party.  In connection with such ADR process formal rules of evidence shall not be required, and the arbiter shall have discretion, within the limits set forth herein, concerning any and all matters in connection with the procedure. Any party not complying fully with the timing or meet and confer obligations hereof shall be conclusively deemed to have agreed with the other party's reasonable contentions.  Any attempt to avoid or any non-compliance with this procedure shall be a material breach of the Agreement.  Judgment on the award rendered by the arbiter shall be final and binding and may be entered in any court having jurisdiction thereof.

19. Restrictions on Assignments.

Neither party may sell, transfer, assign or subcontract any right or obligation hereunder without the prior written consent of the other party.  If a funding for the Trinidad project occurs before C3B clears its offering circular or registration statement with the SEC, C3B may assign this agreement to American Condor Resources Corporation which has interlocking directorates with C3B.

C3BULLION, INC.

By:______________________________

NAME: Mr. Christopher Werner

TITLE: REPRESENTATVE

C3 CAPITAL, L.P.

/s/ Christopher Werner

By: ______________________________

NAME:  Mr. Christopher Werner

TITLE: Incorporator and Promoter

SOMINSAC - TRINIDAD GOLD PROPERTY

/s/ Oliver Stark Preuss

By:______________________________

NAME:  Oliver Stark Preuss

/s/ Juan Jose Herrera Tavara

By: ______________________________

NAME: Juan Jose Herrera Tavara

/s/ Ysaac Cruz Ramirez

By: ______________________________

NAME: Ysaac Cruz Ramirez

/s/ Igor Galarza de la Cruz

By: ______________________________

NAME: Igor Galarza de la Cruz

/s/ Javier Briceno Brinceno

By: ______________________________

NAME: Javier Briceno Brinceno